UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2007

Guardian Zone Technologies, Inc.
(formerly known as Curtis Acquisition, Inc.)
 (Exact name of registrant as specified in its charter)

Delaware     000-52031   20-4163734
(State or other     (Commission    (IRS Employer
jurisdiction of       File Number)     Identification No.)
incorporation)

17 Woodside Road, Chagrin Falls, Ohio 44022
(Address of principal executive offices)   (Zip code)

Registrant’s telephone number, including area code  (440) 821-4822

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On April 15, 2007 Guardian Zone Technologies, Inc., formerly known as Curtis Acquisition, Inc., a Delaware corporation ("the Company"), entered into a license and transfer agreement (the "Caler Agreement") with Caler & Company Inc., an Ohio corporation ("Caler"). Pursuant to the Caler Agreement, Caler granted the Company a perpetual license to use all common law and/or registered copyrights and service/trade marks and related marks and intellectual property rights related to the Company's wireless location products business which Caler created specifically for the Company (the "Licensed Property"). Additionally, upon the full payment to Caler by the Company of Seventy-Eight Thousand Seven Hundred Fifty-Nine Dollars ($78,759.00), Caler agreed to transfer all title and right to the Licensed Property to the Company. This transfer shall occur automatically upon full payment.

A copy of the Caler Agreement dated April 15, 2007 is attached hereto as Exhibit 10.1 and incorporated herein by reference.

On April 30, 2007, the Company entered into a consulting agreement (the "Consulting Agreement") with Hoffman Electronics, Inc., an Ohio corporation ("Hoffman"). Pursuant to the Consulting Agreement, Hoffman will provide consulting services to the Company in the areas of product engineering and development for a term of one year. In exchange for the consulting services, the Company shall pay Hoffman Sixty-Five Dollars an hour ($65.00) according to time sheets prepared by Hoffman for the Company. Additionally, the Company shall deliver to Hoffman One Million Six Hundred Thousand (1,600,000) shares of the Company's common stock. At the end of the one year term, the Consulting Agreement may be extended by mutual agreement in writing for additional one-month terms.

A copy of the Caler Agreement dated April 30, 2007 is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

10.1    Caler License & Transfer Agreement dated April 15, 2007.
10.2    Hoffman Electronics Consulting Agreement dated April 30, 2007.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Guardian Zone Technologies, Inc.
(formerly Curtis Acquisition, Inc.)

Date:  September 4, 2007
By:       /s/ Tom Radu
Name:    Tom Radu
Title:      President